Admiral John C., Harvey, Jr., USN, Retired, Elected to VSE Board of Directors

Alexandria, Virginia (July 31, 2014) – VSE Corporation (NASDAQ: VSEC) announced today that Admiral John C. Harvey, Jr., USN, Retired, and the 31st Commander of the U.S. Fleet Forces Command has been elected as a member of the VSE Board of Directors effective July 31, 2014.

Admiral Harvey retired from the U.S. Navy in October 2012, after serving as the Commander of the U.S. Fleet Forces Command. Admiral Harvey was responsible for improving the operational readiness of deployed naval forces, increasing performance standards in all aspects of Fleet operations and maintenance, and strengthening the Navy's operational partnership with U.S. Marine Corps forces. In his thirty-nine year naval career, Admiral Harvey specialized in naval nuclear propulsion, surface ship and carrier strike group operations and navy-wide manpower management and personnel policy development.

In 2013, Governor Terry McAuliffe appointed Admiral Harvey to serve in the cabinet as Virginia's Secretary of Veterans Affairs and Homeland Security. He currently serves as the recently established Commonwealth's Secretary for Veterans and Defense Affairs.

"We are pleased to welcome John to VSE's Board of Directors," said Cliff Kendall, VSE Chairman of the Board. "John is a widely respected and distinguished leader in the naval operations community. His expertise, experience and background will provide a broad perspective to our Board as we align and execute our company's diversification strategy."

Admiral Harvey has received numerous decorations for his service; including the Defense Distinguished   Service Medal, the Navy Distinguished Service Medal with one gold star, the Legion of Merit with four gold stars, the Bronze Star Medal and the Meritorious Service Medal with four gold stars and the Navy and Marine Corps Achievement Medal.

Since retiring from the Navy, Admiral Harvey has joined the board of directors of the Navy Memorial Foundation, where he currently serves as Chairman of the Board, and the Armed Services YMCA. He has also participated as a visiting lecturer in Executive Education programs at the University of Virginia's Darden School of Business.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to our clients' success by delivering sustainment services for legacy systems and equipment and professional services through talented people and innovative solutions. Key competencies include supply chain management, equipment refurbishment, logistics, engineering, energy, IT solutions, health care IT, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com  or contact Christine Kaineg, VSE Investor Relations at (703) 329-3263.

VSE News Contact: Christine Kaineg -- (703) 329-3263.